NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release July 26, 2006

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES SECOND QUARTER 2006 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the second quarter and six months ended June 30, 2006. Net income for the quarter increased $11.9 million, or 23.8 percent, compared to the second quarter of 2005. Year-to-date net income increased $20.6 million, or 20.5 percent, from the same period in 2005. Assets rose 1.3 percent compared to year-end 2005 and were down slightly (1.2 percent) from March 31, 2006. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 8.1 percent in the first half of 2006, compared to year-end 2005. The FHLBank also added $11.6 million to retained earnings in the quarter for a year-to-date increase of $21.5 million, bringing the total to $229.3 million as of June 30.

Assets and Mission Asset Activity
Assets were $78.2 billion on June 30, 2006. The balance of Mission Asset Activity stood at $54.0 billion. The principal balance of Advances rose 9.7 percent to $44.1 billion from year-end 2005 while the average balance for the first half of 2006 was $45.4 billion, virtually stable when compared to the same period of 2005.

The principal balance of mortgage loans held for portfolio remained at $8.3 billion, the same as at year-end 2005. The FHLBank executed $602 million of new mortgage purchase commitments in the first half of 2006, while principal repayments totaled $555 million.

Operating Results and Profitability
Year-to-date net income through June 30, 2006, was $121.4 million (compared to $100.8 million in the same period of 2005) and second quarter net income was $61.8 million (compared to $50.0 million in 2005). The year-to-date return on average equity (ROE) was 6.55 percent, an increase of 1.40 percentage points from the first half of 2005. ROE for the second quarter was 6.63 percent, up 1.52 percentage points from the same period in 2005 and 0.15 percentage points above the first quarter of 2006. Net interest income rose to $187.4 million year-to-date and to $95.1 million for the quarter, up 19.3 percent and 19.4 percent, respectively, from the periods a year earlier. Average net interest margin for the first six months grew to 0.48 percent, compared to 0.39 percent a year earlier and to 0.49 percent for the second quarter from 0.40 percent during the same period of 2005.

— more —

Capital Stock and Retained Earnings
Capital stock was $3.5 billion on June 30, nearly flat (an increase of just 0.8 percent) from year-end 2005. However, regulatory capital stock (which includes the captions of capital stock and mandatorily redeemable capital stock on the statements of condition) decreased $254.2 million, or 6.5 percent from the prior year end, as the result of redeeming excess non-member capital stock. The details of these redemptions were described in our first quarter Form 10-Q filing. Retained earnings grew to $229.3 million on June 30, up 10.4 percent since year-end 2005.

# # #

The Federal Home Loan Bank of Cincinnati is a $78 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 738 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 district FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,
	____2006___	____2005___
Total assets	$78,161	$77,180
Advances (principal)	44,067	40,157
Mortgage loans (principal)	8,295	8,324
Capital stock	3,532	3,504
Retained earnings	229	208
Total capital	3,758	3,709
Capital to assets ratio (GAAP)	4.81%	4.81%

OPERATING RESULTS For the periods ended June 30

	Three months		Six months
	__2006_	__2005_	__2006_	__2005_
Net interest income	$95	$80	$187	$157
Other income	3	—	4	2
Other expense	13	11	25	21
Assessments	23	19	45	37

Net Income	$62	$50	$121	$101

PROFITABILITY

Return on average equity	6.63%	5.11%	6.55%	5.15%
Net interest margin	0.49	0.40	0.48	0.39
Annualized dividend rate	5.750	4.875	5.750	4.690

###